Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$700,000,000

3.65% First and Refunding Mortgage Bonds,

Series 2020A, Due 2050

SUMMARY OF TERMS

Security:	3.65% First and Refunding Mortgage Bonds, Series 2020A, Due 2050 (the “Reopened Series 2020A Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$700,000,000. Upon settlement, the Reopened Series 2020A Bonds will form a part of the same series as, and will be fungible with, the Issuer’s outstanding $500,000,000 3.65% First and Refunding Mortgage Bonds, Series 2020A, Due 2050, issued on January 9, 2020 (the “Original Series 2020A Bonds”). The aggregate principal amount of this series of bonds will be $1,200,000,000.

Expected Ratings of Securities*:	A3 / A- / BBB+ (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Trade Date:	March 4, 2020

Settlement Date**:	March 9, 2020 (T + 3)

Maturity:	February 1, 2050

Benchmark US Treasury:	2.375% due November 15, 2049

Benchmark US Treasury Price:	116-26

Benchmark US Treasury Yield:	1.656%

Spread to Benchmark US Treasury:	T + 170 bps

Reoffer Yield:	3.356%

Coupon:	3.65%

Coupon Payment Dates:	February 1 and August 1

First Coupon Payment Date:	August 1, 2020

Public Offering Price:	105.461% (plus $4,258,333.33 of accrued interest from and including January 9, 2020 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to August 1, 2049, in whole or in part, at a “make whole” premium of 25 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after August 1, 2049, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400GT4 / US842400GT44

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

BofA Securities, Inc. (“BofA”)

Citigroup Global Markets Inc. (“Citigroup”)

Mizuho Securities USA LLC (“Mizuho”)

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

Co-managers:	Academy Securities, Inc. Apto Partners, LLC Cabrera Capital Markets LLC CastleOak Securities, L.P. C.L. King & Associates, Inc. Drexel Hamilton, LLC Loop Capital Markets LLC R. Seelaus & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Reopened Series 2020A Bonds on the Trade Date will be required, by virtue of the fact that the Reopened Series 2020A Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, BofA, Citigroup or Mizuho can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, BofA at 1-800-294-1322, Citigroup at 1-800-831-9146 or Mizuho at 866-271-7403.